Exhibit 21.1

Subsidiaries of Range Resources Corporation

Name	Jurisdiction of Incorporation or	Percentage of Voting Securities Owned by Immediate Parent
American Energy Systems, LLC	Delaware	100%
Energy Assets Operating Company, LLC	Delaware	100%
Range Energy Services Company, LLC	Delaware	100%
Range Operating New Mexico, LLC	Delaware	100%
Range Production Company	Delaware	100%
Range Resources - Appalachia, LLC	Delaware	100%
Range Resources - Midcontinent, LLC	Delaware	100%
Range Resources - Pine Mountain, Inc.	Delaware	100%
Range Texas Production, LLC	Delaware	100%